QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-108072 of Micro Component Technology, Inc. (the "Company") on Form S-2 of our report dated February 17, 2003 (March 26, 2003 as to Note 12), which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern, appearing in and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
September 29, 2003

QuickLinks

INDEPENDENT AUDITORS' CONSENT